Exhibit 99.1

Media Release Contacts Sie Soheili Sie.Soheili@capitalone.com
Danielle Dietz Danielle.Dietz@capitalone.com

Capital One Announces Preliminary Stress Capital Buffer Requirement

MCLEAN, Va. (July 1, 2025) Capital One Financial Corporation (NYSE: COF) today announced the company’s preliminary Stress Capital Buffer Requirement (“SCB”), as calculated by the Board of Governors of the Federal Reserve System (the “Federal Reserve”) 2025 Comprehensive Capital Analysis and Review process (“CCAR”), is 4.5 percent, effective October 1, 2025. Capital One’s previously disclosed SCB of 5.5 percent, as calculated by the Federal Reserve 2024 CCAR process, will remain in effect through the end of the third quarter of 2025.

In April 2025, the Federal Reserve issued a notice of proposed rulemaking to amend the calculation of the SCB. The proposal would average stress test results over two consecutive years for purposes of determining the SCB requirement. The proposal has not yet been finalized, and our preliminary SCB disclosed above has been calculated under the current framework and does not reflect the proposed averaging.

Forward-Looking Statements
Certain statements in this release may constitute forward-looking statements, which involve a number of risks and uncertainties. Forward-looking statements often use words such as “will,” “anticipate,” “target,” “expect,” “think,” “estimate,” “intend,” “plan,” “goal,” “believe,” “forecast,” “outlook” or other words of similar meaning. Any forward-looking statements made by Capital One or on its behalf speak only as of the date they are made or as of the date indicated, and Capital One does not undertake any obligation to update forward-looking statements as a result of new information, future events or otherwise. Capital One cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information due to a number of factors. For additional information on factors that could materially influence forward-looking statements included in this press release, see the risk factors set forth under “Part I—Item 1A. Risk Factors” in the Annual Report on Form 10-K for the year ended December 31, 2024 filed with the Securities and Exchange Commission (the “SEC”) and Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC.

About Capital One
Capital One Financial Corporation (www.capitalone.com) is a financial holding company which, along with its subsidiaries, had $367.5 billion in deposits and $493.6 billion in total assets as of March 31, 2025. Headquartered in McLean, Virginia, Capital One offers a broad spectrum of financial products and services to consumers, small businesses and commercial clients through a variety of channels. Capital One, N.A. has branches and Cafés located primarily in New York, Louisiana, Texas, Maryland, Virginia and the District of Columbia. A Fortune 500 company, Capital One trades on the New York Stock Exchange under the symbol “COF” and is included in the S&P 100 index.

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